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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2002

AMC ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8747	43-1304369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
920 Main Street Kansas City, Missouri (Address of principal executive offices)		64105 Zip Code

Registrant's telephone number, including area code
 (816) 221-4000

Item 5.    Other Events.

        A federal judge in the United States District Court for the Central District of California has ruled in favor of the United States Department of Justice in a lawsuit concerning the location of wheelchair spaces in stadium-style auditoriums. The Company intends to appeal the decision.

        In its decision, the court ruled that wheelchair spaces located solely in the sloped floor portion of stadium-style auditoriums fail to provide lines of sight comparable to those for members of the general public. In so doing, the court specifically rejected the decisions of the United States Court of Appeals for the Fifth Circuit, the United States District Court for Northern Ohio and the United States District Court for Oregon. Each of these courts previously ruled that the regulation which requires wheelchair spaces to provide lines of sight comparable to those for members of the general public means that the wheelchair patrons should have an unobstructed view of the screens and be located among the existing seating. In each of these prior decisions, the courts approved designs locating wheelchair spaces solely in the sloped floor portion of stadium-style auditoriums. The decisions of the Oregon and Ohio courts are currently on appeal. Although a recent New York federal court decision has said that comparability requires more than unobstructed lines of sight, on a factual basis the New York court approved wheel chair seating located in the sloped floor portion of a stadium-style auditorium.

        The California Court did not address specific changes which might be required in the Company's existing stadium-style auditoriums, as no finding has been made as to compliance or non-compliance under the ADA of any particular theatre as actually constructed. The Court held that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theater layout. Consequently, it is not possible to determine the impact that the ruling might have on the Company or the exhibition industry as a whole.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.
Date: November 26, 2002	/s/ CRAIG R. RAMSEY Craig R. Ramsey Executive Vice President, Chief Financial Officer and Secretary

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  Item 5. Other Events.
SIGNATURES